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                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of InfoNow Corporation of our report dated February 28, 1997, accompanying the consolidated financial statements of InfoNow Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



HEIN + ASSOCIATES LLP


Denver, Colorado
March 17, 1997